Exhibit 10.2

RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT

Energizer Holdings, Inc. (“Company”), pursuant to its Deferred Compensation Plan (the “Plan”), will credit __________ (“Recipient”) with _____ restricted common stock equivalents in the Energizer Common Stock Unit Fund of the Plan (“Equivalents”). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions:

1. Vesting; Payment

Twenty-five percent of the Equivalents granted to Recipient will vest on October 11, 2008 (the “Anniversary Date”), an additional twenty-five percent will vest on the date that the Company publicly releases earnings results for its 2008 fiscal year (“the Announcement Date”) only if the Company’s CAGR, as defined below, for the period from September 30, 2005 through September 30, 2008 (the “Measurement Period”), equals or exceeds 10%, and the remaining fifty percent will vest in its entirety on the Announcement Date only if the Company achieves CAGR for the Measurement Period at or above 15%, with smaller percentages of that remaining fifty percent vesting at each of the milestones indicated:

CAGR	% Vesting
11%	20%
12%	40%
13%	60%
14%	80%
15%	100%

Upon vesting, as described above, each Equivalent may be transferred to any other Fund then-offered by the Plan; distribution of the value of the Equivalents, and any investment performance thereon, however, will not be made until the Recipient’s retirement or other termination of employment with the Company, and then only in accordance with the terms of the Plan. Any Equivalents which fail to vest as of the Announcement Date will be forfeited and the Recipient will have no further rights with respect thereto.

2. Acceleration

Notwithstanding the provisions of paragraph 1 above, all Equivalents credited to the Recipient will immediately vest in the event of:

(a)	the Recipient’s death;
(b)	a declaration of Recipient’s total and permanent disability;
(c)	Recipient’s involuntary termination of employment, other than for cause; or
(d)	a Change of Control, as defined in the Plan.

Following such events, distribution of the value of the Equivalents, and any investment performance thereon, will only be made to the Recipient, his or her designated beneficiary, or his or her legal representative, in accordance with the terms of the Plan

3. Forfeiture

All rights in and to any and all Equivalents credited to Recipient pursuant to this Award Agreement, which have not vested by the Announcement Date, as described in paragraph 1 of this Award Agreement, shall be forfeited. In addition, prior to that date, all rights in and to any and all Equivalents granted pursuant to this Award Agreement which have not vested shall be forfeited upon (i) the Recipient’s involuntary termination for cause; (ii) the Recipient’s voluntary termination of employment; (iii) a determination by the Committee that the recipient engaged in competition with the Company; or (iv) a determination by the Committee that the recipient engaged in activity or conduct contrary to the best interests of the Company, as described in the Plan.

4. Definitions:

    CAGR shall mean the Company’s compound annual growth in earnings per share for the period from September 30, 2005 to September 30, 2008. For purposes of the calculation of CAGR, the determination on annual earnings per share will be based on all-inclusive GAAP results, adjusted only for certain unusual items:

●	no adjustments for tax rates or currencies;
●	adjustments will be made for non-cash highly unusual accounting impacts (e.g. SWS inventory write-up, impairment of goodwill, accelerated book depreciation resulting from plant closings), and
●	adjustments will be made, with the approval of the Committee, for any major unusual item (plant closing and sale of facility, major restructuring, etc.) which has been approved by the Board.

5. Effective Date

This Award Agreement shall be deemed to be effective as of the 11th day of October, 2005.

ACKNOWLEDGED AND ACCEPTED:      ENERGIZER HOLDINGS, INC.

________________________________      By:_____________________________
Recipient                                   Ward M. Klein
Chief Executive Officer

Recipients:

J. McClanathan
J. Lynch
D. Sescleifer
D. Hatfield
P. Conrad
G. Stratmann